EXHIBIT 10.20
ROBBINS & MYERS, INC.
AWARD AGREEMENT
PERFORMANCE SHARE AWARD TO
This AWARD AGREEMENT (the “Agreement”) is entered into as of the Award Date set forth below between ROBBINS & MYERS, INC., an Ohio corporation (the “Company”), and                      (“Executive”).
     A. The Company has established a 2008 Long-Term Incentive Plan (the “2008 LTIP”) as a sub-plan under its 2004 Incentive Stock Plan As Amended (the “2004 Plan”), copies of the 2008 LTIP and 2004 Plan have been delivered to Executive and are incorporated herein by this reference;
     B. For the purpose of encouraging Executive to have a proprietary interest in the Company through stock ownership, to continue in the service of the Company and its Subsidiaries, and to render superior performance during the Performance Period, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has determined that Performance Shares should be awarded under the 2008 LTIP to Executive; and
     C. Any capitalized term used herein that is not defined herein shall have the meaning ascribed to it in the 2004 Plan.
NOW, THEREFORE, THE COMPANY AND EXECUTIVE INTENDING TO BE LEGALLY BOUND HEREBY AGREE AS FOLLOWS:
SECTION 1. PERFORMANCE SHARE AWARD.
1.1 Grant of Performance Shares
(a) The Company hereby grants to Executive on October 5, 2007 (the “Award Date”), subject to the terms and conditions of the 2008 LTIP, the 2004 Plan and this Agreement,                     (___) Performance Shares (the “Performance Shares”) as a Performance Share Award under the 2004 Plan. Each Performance Share represents the right to receive one Common Share on August 31, 2010 if the Performance Goals for the Performance Period which is the Company’s fiscal year ending August 31, 2008 (“Fiscal 2008”) are satisfied provided Executive is employed by the Company on August 31, 2010. The number of Performance Shares actually delivered to Executive on August 31, 2010 is subject to adjustment based on Fiscal 2008 results as more fully set forth in the 2008 LTIP.
(b) For each Performance Share earned, Executive will be awarded dividend equivalents on August 31, 2010, with the dividends being calculated as if Executive had owned the shares from October 5, 2007 through August 31, 2010. The aggregate amount of dividend equivalents will be divided by the average closing price of the Common Shares in August 2010 to arrive at the number of additional Common Shares Executive will receive.
(c) If there shall occur any recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to the Common Shares, or any merger, reorganization, consolidation or other change in corporate structure affecting the Common Shares, the Committee may, in the manner and to the extent that it deems appropriate and equitable to Executive and consistent with the terms of the 2004 Plan, cause an adjustment to be made in (i) the number and kind of Common Shares subject to the then outstanding Performance Shares, (ii) the Performance Goals applicable to the Performance Shares, and (iii) any other terms of the Performance Share Award that are affected by the event.
(d) As soon as administratively practicable following August 31, 2010, and upon the satisfaction of all other applicable conditions with respect to the Performance Share Award, the Company shall deliver or cause to be delivered to Executive the Common Shares that have been earned through achievement of the Performance Goals.
1.2 Restrictions.
(a) Performance Shares may not be sold, transferred, assigned or subject any encumbrance, pledge, or charge or disposed of for any reason.
(b) Any Performance Shares for which the applicable Performance Goals have not been met shall be cancelled and shall be of no further force and effect.
(c) Any attempt to dispose of Performance Shares or any interest in such shares in a manner contrary to the 2004 Plan or this Agreement shall be void and of no effect.
1.3 Performance Goals.
Subject to the provisions contained in Sections 1.4, the Performance Period shall be Fiscal 2008 and the Performance Goals for the Performance Shares awarded herein shall be as set forth in the 2008 LTIP.
1.4 Acceleration on Change of Control; Termination of Employment and Forfeiture.
(a) In the event of a Change of Control of the Company, all Performance Shares shall automatically become fully earned and vested on the date when the Change of Control is deemed to have occurred and such date shall be the payment date for Performance Shares that vest on such date.
(b) In the event Executive is not employed by the Company on August 31, 2010, the Performance Shares shall be forfeited unless the reason for Executive’s termination of employment was disability, death, or retirement. In the event of Executive’s termination of employment on account of death, disability, or retirement, the Performance Shares shall vest and be issued to Executive or his beneficiary, as the case may be, as soon as practicable.

1.5 Section 162(m) Award.
The Performance Share Award made herein is intended to be a Section 162(m) Award as defined in the 2004 Plan and the provisions of the 2004 Plan applicable to such awards shall control the interpretation and performance of this Agreement.
1.6 Payment of Applicable Taxes.
No Common Shares shall be delivered to Executive hereunder until any taxes payable by Executive with respect to the Common Shares have been withheld by the Company or paid by Executive. Executive may use Common Shares to pay the Company all or any part of the mandatory federal, state or local withholding tax payments. Payment of applicable taxes may be made as follows: (i) in cash, (ii) payment in Common Shares owned by Executive, including those that have been earned under the Plan, or (iii) by a combination of the methods described above
SECTION 2. REPRESENTATIONS OF EXECUTIVE.
Executive hereby represents to the Company that Executive has read and understands the provisions of this Agreement, the 2008 LTIP and the 2004 Plan, and Executive acknowledges that Executive is relying solely on his or her own advisors with respect to the tax consequences of this Performance Share Award.
SECTION 3. NOTICES.
All notices or communications under this Agreement shall be in writing, addressed as follows:

To the Company:	Robbins & Myers, Inc. 5 Plum Street, Suite 260 Dayton, Ohio 45440 Attention: Vice President, Human Resources

To Executive:	At the last residence address of Executive on file with the Company.
Any such notice or communication shall be (a) delivered by hand (with written confirmation of receipt) or sent by a nationally recognized overnight delivery service (receipt requested), (b) be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in writing from time to time), or (c) be given electronically, if receipt is confirmed electronically to the sender within 24 hours and the actual date of receipt shall determine the time at which notice was given.
SECTION 4. PLAN CONTROLLING.
The Award is subject all of the terms conditions of the 2004 Plan. In the event of a conflict between the 2004 Plan and the 2008 LTIP or this Agreement, the provisions of the 2004 Plan shall control.

SECTION 5. GOVERNING LAW.
This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Ohio other than the conflict of laws provisions of such laws.
SECTION 6. SEVERABILITY.
Whenever possible, each provision in this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of this Agreement shall remain in full force and effect.
SECTION 7. STRICT CONTSTRUCTION.
No rule of strict construction shall be implied against the Company, the Committee or any other person in the interpretation of any of the terms of the Plan, this Agreement or any rule or procedure established by the Committee.
SECTION 8. DEFINITIONS.
(a) “Change of Control” means and shall be deemed to have occurred on (i) the date upon which the Company is provided a copy of a Schedule 13D, filed pursuant to Section 13(d) of the Securities Exchange Act of 1934 indicating that a group or person, as defined in Rule 13d-3 under said Act, has become the beneficial owner of 20% or more of the outstanding Voting Shares or the date upon which the Company first learns that a person or group has become the beneficial owner of 20% or more of the outstanding Voting Shares if a Schedule 13D is not filed; (ii) the date of a change in the composition of the Board such that individuals who were members of the Board on the date two years prior to such change (or who were subsequently elected to fill a vacancy in the Board, or were subsequently nominated for election by the Company’s shareholders, by the affirmative vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two year period) no longer constitute a majority of the Board; (iii) the date the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Shares of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Shares of the surviving entity) at least 80% of the total voting power represented by the Voting Shares of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the date shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

(b) “Company” means Robbins & Myers, Inc., an Ohio corporation, and when used with reference to employment of Executive, Company includes any Subsidiary of the Company.
(c) “Fair Market Value” means the closing price of a Common Share on the date when the value of a Common Share is to be determined, as reported on the New York Stock Exchange-Composite Transactions Tape; or, if no sale of Common Shares is reported on such date, then the next preceding date on which a sale occurred; or if the Common Shares are no longer listed on such exchange, the determination of such value shall be made by the Committee in accordance with applicable provisions of the Code and related regulations promulgated under the Code.
IN WITNESS WHEREOF, the Company and Executive have duly executed this Agreement as of the Award Date.
ROBBINS & MYERS, INC.

By:
Name:	Peter C. Wallace, President and Chief Executive Officer
EXECUTIVE

Name:

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